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                        [THE PEPSI BOTTLING GROUP LOGO]

                                                                 EXHIBIT (a)(10)

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  CONTACT:    Kelly McAndrew                                Mary Winn Settino
           Public Relations                                 Investor Relations
           (203) 613-1552 cell                              (914) 767-7216
           (914) 767-7690 office
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                                                           FOR IMMEDIATE RELEASE

              THE PEPSI BOTTLING GROUP ANNOUNCES THE COMMENCEMENT

                  OF CASH TENDER OFFERS TO ACQUIRE PEPSI-GEMEX

     SOMERS, N.Y., OCTOBER 7, 2002 -- The Pepsi Bottling Group, Inc. (NYSE: PBG) announced today that it has commenced cash tender offers in the United States and Mexico to complete the acquisition of Mexican bottler Pepsi-Gemex, S.A. de C.V. (NYSE: GEM; BMV: PEPSIGX). The tender offers will expire at 5 p.m. (EST) on November 5, 2002, unless the offers are extended.

     Enrique C. Molina Sobrino and PepsiCo, Inc. have each agreed to tender approximately 40 percent and 34.4 percent, respectively, of the total outstanding capital stock of Pepsi-Gemex. Pepsi-Gemex's Board of Directors has recommended that all other Pepsi-Gemex shareholders accept the offers and tender their shares.

     The U.S. cash offer is for all global depositary shares (GDS) at Ps 106.38 per GDS, and for all series B shares and all ordinary participation certificates
(CPO) held by holders who are not resident in Mexico at Ps 5.91 per share and Ps
17.73 per CPO. The purchase price in the U.S. tender offer will be paid in U.S. dollars. The price will be calculated using the average of the U.S. dollar to Mexican peso exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the tender offer. The exchange rates used for this calculation will be those reported by Reuters and Bloomberg on their respective FXBENCH pages as the New York closing rate.

     The Mexican offer is for all series B shares and CPOs at the same prices offered in the U.S. tender offer. The purchase price in the Mexican offer will be paid at the election of the holder in Mexican pesos or U.S. dollars calculated as described above.

     The tender offers are conditioned upon, among other things, the number of shares, CPOs and GDSs tendered and not withdrawn representing not less than 90 percent of all outstanding shares of capital stock of Pepsi-Gemex on the expiration date. PBG expects to eliminate all shares of capital stock of Pepsi-Gemex (including those represented by CPOs and GDSs) not purchased in the tender offers through a reverse stock split, in which all remaining holders will receive the same prices offered in the tender offers payable in Mexican pesos.

     The complete details of the offers are set forth in the U.S. Offer to Purchase and related documents, and the Mexican Folleto Informativo and related documents as filed today with the U.S. Securities and Exchange Commission (SEC) and the Comision Nacional Bancaria y de Valores (CNBV) of Mexico, respectively. We encourage investors and security holders of Pepsi-Gemex to read carefully the U.S. Offer to Purchase and related documents because they contain important information about the transaction.

     Investors and security holders who hold GDSs, or are not Mexican residents and hold shares or CPOs, may obtain a free copy of the U.S. Offer to Purchase and other documents filed by PBG, as well as the related solicitation/recommendation statement filed by Pepsi-Gemex, at the SEC's website at
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PBG ANNOUNCES THE COMMENCEMENT
OF CASH TENDER OFFERS TO ACQUIRE PEPSI-GEMEX
PAGE  2

www.sec.gov. The U.S. Offer to Purchase and these other documents may also be obtained for free from Morrow & Co., Inc., the Information Agent for the U.S. offer, by calling 1-800-607-0088.

     Pepsi-Gemex, headquartered in Mexico City, is the second largest bottler of Pepsi-Cola beverages outside of the United States and owns Mexico's largest purified water company, Electropura.

     The Pepsi Bottling Group, Inc. is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages, with operations in the U.S., Canada, Greece, Russia, Spain and Turkey. To receive press releases by e-mail, please visit http://www.pbg.com.

     This press release is for informational purposes only and shall not constitute an offer to purchase or the solicitation of an offer to sell securities of Pepsi-Gemex pursuant to the tender offers or otherwise. The solicitation of offers to sell securities of Pepsi-Gemex can only be made pursuant to the U.S. Offer to Purchase and related documents.

Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 30, 2001.